EXHIBIT 10.28

                                 PROMISSORY NOTE

$50,000                                         0% Interest Per Annum
                                                August 3rd, 1996

      In installments, as set forth, for value received, the undersigned, Tessier Technologies, Inc., a Florida corporation promises to pay to Yannick Tessier, an individual at 10931 NW 3rd Street, Plantation, FL 33324 the sum of Fifty Thousand ($50,000), together with interest from the date above on the unpaid principal balance due at the rate of zero percent (0%) per annum. No payment shall be due in consecutive monthly installments. The final installment shall be payable in full by December 31st, 1996 in the amount of the balance of the principal and accrued interest then remaining unpaid on this Note.

      All payments shall be payable in lawful currency of the United States of America.

      The undersigned agrees to pay all costs of collection, including reasonable attorneys' fees.

      This Note may be prepaid at any time or from time to time in whole or in part without penalty, premium or permission. Any partial payment under this Section shall be applied to the installments of the Note in the inverse order of their maturities.

                                    Tessier Technologies, Inc.

                                    BY /s/ YANNICK TESSIER
                                       -----------------------
                                       Yannick Tessier, President